Exhibit 99.1

Discovery Labs Announces Reverse Stock Split

Warrington, PA, December 27, 2010 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a 1-for-15 share consolidation, or reverse stock split (“reverse split”), effective at 12:01 a.m. on December 28, 2010 (the “Effective Time”).  In addition, the Amendment reduces the number of shares of common stock, par value $0.001 per share, authorized under the Certificate of Incorporation from 380 million to 50 million.  Because the Amendment does not reduce the number of authorized shares of common stock in the same proportion as the reverse split, the effect of the Amendment is to increase the number of shares of common stock available for issuance relative to the number of shares issued and outstanding.  The stockholders of Discovery Labs approved proposals authorizing the Board of Directors, in its discretion, to implement the reverse split and reduce the number of authorized shares of common stock at the Annual Meeting of Stockholders held on December 21, 2010.

The Board of Directors of Discovery Labs has determined to implement the reverse split at this time to enable the market price per-share of its common stock to close above $1.00, which is a continued listing requirement of The NASDAQ Capital Market® (“Nasdaq”).  On November 30, 2010, Discovery Labs received a Staff Determination letter from Nasdaq indicating that it had not established compliance with Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Rule”) because its common stock had not closed above $1.00 per share over a period of 10 consecutive business days ending on or prior to November 29, 2010, and that its stock is subject to delisting.  Discovery Labs has requested a hearing with Nasdaq to review the Staff Determination and believes that implementation of the reverse split will support its continued listing on Nasdaq.  Discovery Labs believes that continued listing on Nasdaq, combined with the increase in shares available for issuance, will enhance its ability to secure necessary capital from potential strategic partners and prospective investors to achieve its key business objectives, including potentially gaining U.S. Food and Drug Administration (FDA) approval for its lead product, Surfaxin®, for the prevention of respiratory distress syndrome (RDS) in premature infants.

Details of the Reverse Split
At the Effective Time, immediately and without further action by Discovery Labs’ stockholders, every 15 shares of Discovery Labs’ pre-split common stock, par value $0.001 per share, will automatically be converted into one share of post-split common stock, par value $0.001 per share.  In lieu of fractional shares, stockholders will receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price per share on the business day immediately preceding the Effective Time as reported on Nasdaq by (ii) the number of shares of common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

The immediate effect of the reverse split will be to reduce the number of shares of Discovery Labs’ common stock that are issued and outstanding to approximately 13.8 million shares (excluding shares reserved for stock options and unexercised warrants), adjusted for fractional interests.  The reverse split will affect all stockholders uniformly and will have no effect on the proportionate holdings of any individual stockholder, with the exception of adjustments related to fractional shares.  There will be no change in the number of stockholders of record as a result of the reverse split.  Following the reverse split, all shares will remain fully paid and non-assessable.

To inform the market of the reverse split, Discovery Labs expects that Nasdaq will append a suffix character, “D,” to the Company’s trading symbol (DSCO) for approximately 20 days after the Effective Time.  After the ~20 trading-day period, the ticker symbol will revert to “DSCO”.  In addition, Discovery Labs’ common stock will also trade under a new CUSIP number beginning on December 28, 2010.

Additional information can be found in Discovery Labs’ definitive proxy statement, which was filed with the SEC on November 15, 2010 and is available on the Company’s website at www.Discoverylabs.com.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing surfactant therapies for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the lung without the complications currently associated with liquid surfactant administration. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including with respect to the potential continued listing of the Company’s common stock on the Nasdaq Capital Market, the potential approval in the United States of Surfaxin for the prevention of RDS in premature infants, and the ability of the Company to fund its activities through strategic and financing transactions or otherwise, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission including the Company’s proxy statement on Schedule 14A and the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

Investor relations:
John G. Cooper, President and Chief Financial Officer
215-488-9490